                      [Harter, Secrest & Emery letterhead]

                                                                     EXHIBIT (5)



                                 July 30, 1996



Genesee & Wyoming Inc.
71 Lewis Street
Greenwich, CT  06830

        Re:  Genesee & Wyoming Inc.
             Registration Statement on Form S-8

Ladies and Gentlemen:

    You have requested our opinion in connection with your Registration Statement on Form S-8, filed this date under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Registration Statement"), in respect of an aggregate of 950,000 authorized and unissued shares of the Class A Common Stock, par value $.01 per share (the "Common Stock"), of Genesee & Wyoming Inc. (the "Corporation"), which may be issued as follows:

        a. upon exercise, after the date hereof, of options heretofore or hereafter granted under the Genesee & Wyoming Inc. 1996 Stock Option Plan;

        b. upon exercise, after the date hereof, of options heretofore or hereafter granted under the Genesee & Wyoming Inc. Stock Option Plan for Outside Directors; or

        c.  pursuant to the Genesee & Wyoming Inc. Employee Stock Purchase Plan

(all such documents are herein collectively referred to as the "Plans").

    We have examined the following corporate records and proceedings of the Corporation in connection with the preparation of this opinion: its Restated Certificate of Incorporation; its By-laws as currently in force and effect; its Minute Books, containing minutes and records of other proceedings of its stockholders, its Board of Directors and the Personnel Committee (acting as the Stock Option Committee) of the Board of Directors, from the date of incorporation to the date hereof; the Plans; the Registration Statement; applicable provisions of the laws of the State of Delaware; and such other documents and matters as we have deemed necessary.

    In rendering this opinion, we have made such examination of laws as we have deemed relevant for the purposes hereof. As to various questions of fact material to this opinion, we have relied upon representations and/or certificates of officers of the Corporation, certificates and documents issued by public officials and authorities, and information received from searchers of public records.

    Based upon and in reliance on the foregoing, we are of the opinion that:

        1. The Corporation has been duly incorporated and is validly existing under the laws of the State of Delaware.

        2. The Corporation has the authority to issue an aggregate of 950,000 shares of Common Stock pursuant to the terms of the Plans.

        3. The shares of Common Stock to be issued and sold by the Corporation will, when sold and paid for in accordance with the provisions of the respective Plans, and the respective stock option agreements pursuant to which options are granted under certain of the Plans, be validly authorized and legally issued and outstanding, fully paid and non-assessable.

    We hereby consent to be named in the Registration Statement as attorneys passing upon legal matters in connection with the issuance and sale of the 950,000 shares of Common Stock covered thereby, and we hereby consent to the filing of this opinion as Exhibit (5) to the Registration Statement.

                            Very truly yours,

                            /s/ HARTER, SECREST & EMERY